                                                                    EXHIBIT 99.1


                     [UNION TEXAS PETROLEUM LETTERHEAD]


  Contact:  Carol L. Cox
            (713) 968-2714


             UNION TEXAS PETROLEUM ANNOUNCES THIRD QUARTER RESULTS

                EARNINGS INCREASE FOR FIRST NINE MONTHS OF 1995


         Houston, October 24, 1995 -- Union Texas Petroleum Holdings, Inc. today announced 1995 third quarter earnings of 13 cents per share, compared to 17 cents per share in 1994's same period. Net income for 1995's third quarter was $12 million, versus $15 million a year ago.

         For the first nine months of 1995, the company's earnings were 89 cents per share, compared to 57 cents per share for the corresponding period in 1994. Net income for 1995's first nine months was $79 million, up from $50 million in 1994's same period.

THIRD QUARTER RESULTS

         "During the third quarter of 1995, Union Texas had increased oil volumes in the U.K. North Sea which reflected our July acquisition of an interest in the North Sea's Alba oil field. Higher ethylene margins at our petrochemical business in the United States had a positive impact on our 1995 third quarter results. Earnings were negatively affected by higher exploration expenses, increased interest expense and lower liquefied natural gas (LNG) sales volumes and prices in Indonesia," said Chairman and CEO Clark Johnson.


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          Union  Texas' share of daily oil sales in the U.K. North Sea grew from 36,000 barrels in 1994's third quarter to 47,000 barrels during 1995's same period, primarily due to the company's Alba acquisition which was completed in July 1995. At its operations in Indonesia, the company said its LNG sales volumes were off by about 18% in the third quarter of 1995 compared to year-ago levels.

         During the third quarter of 1995, Union Texas' exploration expenses totaled approximately $22 million including the costs of two wells in Vietnam, compared to $15 million a year ago.

         The company said that its ethylene margins averaged about 14 cents per pound of ethylene during the third quarter of 1995 and have declined to 13 cents per pound in September 1995. Union Texas' ethylene margins averaged 7 cents per pound in 1994's third quarter. Ethylene volumes were down about 8% in 1995's third quarter compared to a year ago.

FIRST NINE MONTHS EARNINGS

         Union Texas' increased earnings for the first nine months of 1995 were driven by improved U.S. ethylene margins and sales volumes, increased volumes in the U.K. North Sea and Pakistan and higher oil and gas sales prices, partially offset by higher exploration expenses and lower LNG sales volumes.

         During the first nine months of 1995, Union Texas conducted an expanded exploration program and, as a result, recorded approximately $60 million in exploration expenses compared to about $40 million a year ago.





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         At Union Texas' petrochemical operations, the company's margins averaged 16 cents per pound of ethylene during the first nine months of 1995, up from 4 cents per pound a year ago.

         Sales and operating revenues for 1995's third quarter totaled $197 million, up from $194 million for the same period a year ago, due primarily to higher sales volumes in the U.K. North Sea from the Alba acquisition in July and increased ethylene sales prices, partially offset by lower LNG sales volumes and decreased LNG and oil prices. For the first nine months of 1995, sales and operating revenues were $637 million, up almost 20% from $533 million in 1994's corresponding period, principally reflecting increased sales prices, higher U.K. North Sea and Pakistan sales volumes and improved ethylene prices and volumes.

         "Union Texas continued to maintain its strong financial position during the first nine months of 1995," Johnson said. "The company generated considerable free cash flow from our oil and gas operations and our petrochemical business. We achieved a major milestone with the Alba acquisition. In addition to expanding our production volumes and reserves, the Alba purchase complements our October 1994 acquisition in the undeveloped Britannia gas project, which is expected to provide a production boost beginning in late 1998."





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One of the largest independent producers located in the U.S., Houston-based
Union Texas Petroleum Holdings, Inc. (NYSE:UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company also has petrochemicals interests in the U.S.

Comparative financial highlights follow (amounts in millions, except per share data):

                                         THREE MONTHS ENDED SEPTEMBER 30,
                                           1995                  1994
                                           ----                  ----
Earnings per share ...................    $0.13                  $0.17
Net income ...........................    $  12                     15
Sales and operating revenues..........    $ 197                  $ 194
Average common shares outstanding.....     87.8                   87.6

                                        NINE MONTHS ENDED SEPTEMBER 30,
                                          1995                  1994
                                          ----                  ----

Earnings per share....................   $0.89                  $0.57
Net income............................   $  79                  $  50
Sales and operating revenues..........   $ 637                  $ 533
Average common shares outstanding.....    87.7                   87.7



Additional financial and operating information appears on the attached pages.





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                             UNION TEXAS PETROLEUM
                               FINANCIAL SUMMARY

                  (amount in millions, except per share data)


                                   THIRD QUARTER                  FIRST NINE MONTHS
                                -------------------              --------------------
                                1995           1994              1995            1994
                                ----           ----              ----            ----
Sales and operating revenues   $ 197           $ 194             $ 637           $ 533

 Net income                    $  12           $  15             $  79           $  50
  Major operations (a)
          Indonesia            $  20           $  23             $  74           $  68
          U.K. North Sea       $   3           $   1             $  26           $  20
          Pakistan             $   4           $   3             $  12           $   9
          Petrochemicals       $  10           $   4             $  34               6

Earnings per share of
  common stock                 $0.13           $0.17             $0.89           $0.57

Discretionary cash flow (b)    $  84           $  75             $ 280           $ 219
  Major operations (a)
          Indonesia            $  34           $  37             $ 119           $ 113
          U.K. North Sea       $  41           $  34             $ 121           $ 103
          Pakistan             $   6           $   6             $  21           $  19
          Petrochemicals       $  17           $   8             $  56           $  13

Average common shares           87.8            87.6              87.7            87.7


See footnotes on page 7.


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                             UNION TEXAS PETROLEUM
                      DISCRETIONARY CASH FLOW SUMMARY(b)
                             (amounts in millions)

                                             THIRD QUARTER               FIRST NINE MONTHS
                                          -------------------          ---------------------
                                          1995           1994          1995             1994
                                          ----           ----          ----             ----

Net income                               $  12          $  15          $  79          $  50

Less: Equity partnership
        income                           $   6          $   5          $  17          $  15

Add: DD&A                                $  52          $  48          $ 136          $ 123
     Deferred taxes                      $  (4)         $  (7)         $  (7)         $  (6)
     Exploration expenses                $  22          $  15          $  60          $  39
     Unimar equity DCF(c)                $   8          $   9          $  29          $  28
Discretionary cash flow                  $  84          $  75          $ 280          $ 219


See footnotes on page 7.

                             OPERATING SUMMARY(d)

                                               THIRD QUARTER                  FIRST NINE MONTHS
                                             -------------------             -------------------
                                             1995           1994             1995           1994
                                             ----           ----             ----           ----
Net crude oil sales (MBBLS/D)
    U.K. North Sea                             47             36               37             32
    Indonesia                                   5              6                6              6
    Pakistan                                    6              5                6              5

Average crude oil prices (per BBL)
    U.K. North Sea                         $15.16         $15.69           $16.22         $14.53
    Indonesia                              $16.39         $17.41           $17.19         $15.72
    Pakistan                               $13.77         $14.40           $14.41         $13.57

Net natural gas sales (MMCF/D)
    Indonesian LNG                            191            234              212            228
    U.K. North Sea                             18             13               29             20
    Pakistan                                   45             40               45             44

Average natural gas prices (per MCF)
    Indonesian LNG                         $ 2.92         $ 3.06           $ 3.06         $ 2.82
    U.K. North Sea (e)                     $ 2.74         $ 1.12           $ 2.91         $ 2.37
    Pakistan                               $ 1.37         $ 1.04           $ 1.32         $ 1.08

Ethylene (per LB)
    Sales price                            $  .25         $  .21           $  .27         $  .18
    Margins                                $  .14         $  .07           $  .16         $  .04
    Sales volumes (MLBS/D) (f)              1,180          1,280            1,271          1,145

See footnotes on page 7.



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                                   FOOTNOTES

(a)   Excludes corporate items and other worldwide exploration ventures.

(b) Discretionary cash flow (DCF) is net income (less equity partnership income) excluding depreciation, deferred taxes, and exploration expenses, plus the company's estimated share of discretionary cash flow from its equity interest in its Unimar partnership's operations.

(c) Unimar equity DCF reflects the company's estimated share of discretionary cash flow from its equity interest in its Unimar partnership's operations.

(d)   Excludes the Unimar equity partnership.

(e) Excludes capacity charge of $23 million and $21 million in the first nine months of 1995 and 1994, respectively, from the North and South Sean gas fields in the U.K. North Sea.

(f) Represents Union Texas' 41.67% net interest in the jointly-owned Geismar ethylene plant in Louisiana.